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                                                                  EXHIBIT 2.1(M)

                                  EXHIBIT "M"

  Matters as to the Legal Opinion of Wolf, Block, Schorr and Solis-Cohen LLP

1. Buyer and ORC are corporations duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Buyer and ORC have all requisite corporate power and authority to own their respective properties and to carry on the business in which they are now engaged, and have the full legal right and power required to execute and deliver the Agreement and the documents contemplated therein to be executed and delivered (the "Purchase Documents") and to perform their respective obligations thereunder.

2. The execution, delivery and performance of the Agreement and the Purchase Documents by each of Buyer and ORC has been duly authorized by the respective directors and stockholders of Buyer and ORC and by all other necessary corporate action.

3. If the Agreement and the Purchase Documents were to be governed by the laws of the Commonwealth of Pennsylvania, which they are not, the Agreement and the Purchase Documents would have been the legally valid and binding obligations of Buyer and ORC, enforceable against them in accordance with their respective terms, except that (i) such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting the rights and remedies of creditors, and by general equity principles, and (ii) certain remedial, waiver and other provisions contained in the Agreement and the Purchase Documents may be unenforceable, limited by applicable law or subject to the discretion of courts in enforcing such provisions.

4. The execution and delivery of the Agreement and the Purchase Documents, the consummation of the transactions provided for therein, and the fulfillment of the terms thereof, (i) will not breach any of the terms and provisions of, or conflict with, the Certificate of Incorporation or Bylaws of Buyer or ORC, and
(ii) to our knowledge, does not require the consent of any governmental authority or any third party, which consent has not been obtained.